UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2009

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:  (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 16, 2009, Nanogen, Inc. (the “Company”) entered into a Consent and Waiver with Financière Elitech SAS (“Elitech”) and stockholders of Elitech (“Sellers”) to waive certain obligations of the Company and Elitech under the Share Exchange Agreement, dated as of August 14, 2008, between the Company, Elitech and Sellers (the “Share Exchange Agreement”). Pursuant to the Consent and Waiver, Elitech and Sellers agree to waive, among other things, the Company’s obligations not to solicit, negotiate or implement any third party proposal for acquisition transaction with respect to the Company, and consent to the Company engaging in such solicitation activities. Under the Consent and Waiver, the Company agrees to waive, among other things, Elitech’s obligations to prepare, as soon as practicable after the date of the Share Exchange Agreement, audited consolidated financial statements and other financial statements of Elitech and its subsidiaries as requested by the Company in order to comply on a timely basis with applicable federal securities laws. Instead, Elitech agrees to use reasonable commercial efforts to prepare such financial statements as required under the Share Exchange Agreement and may suspend or termination such preparation if it deems commercially reasonable to do so. If Elitech suspends or terminates the preparation of such financial statements, the Company will not be obligated to pay certain termination and reimbursement fees to Elitech under the Share Exchange Agreement.

As previously disclosed in a Form 8-K filed on August 15, 2008, the Company and Elitech proposed to combine the two companies pursuant to the terms of the Share Exchange Agreement (the “Business Combination”). If the Business Combination is not consummated by March 31, 2009, each party has the right to terminate the Share Exchange Agreement. The Company, Elitech and Sellers acknowledge that, despite their best efforts and due to events beyond their control, it has become unlikely that the Business Combination will be completed by March 31, 2009. As such, the parties believe that it is in the best interest of all participants to enter into the Consent and Waiver to remove certain restrictions on the Company with respect to its solicitation activities, and to waive certain obligations of the parties under the Share Exchange Agreement.

The foregoing is a summary description of certain terms of the Consent and Waiver. It is qualified in its entirety by the text of a copy of such document attached as exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On January 21, 2009, the Company issued a press release announcing the transaction described in this Form 8-K above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as an exhibit to this report:

10.1	Consent and Waiver dated January 16, 2009 between the Company, Elitech and Sellers.

99.1	Press Release dated January 21, 2009.

Additional Information

The proposed business combination between Nanogen, Inc. (“Nanogen”) and Elitech (the “Business Combination”) will be submitted to the stockholders of Nanogen for their consideration, and Nanogen intends to file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders are urged to read the registration statement and the proxy statement/prospectus regarding the proposed Business Combination when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Nanogen, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Nanogen’s website (http://www.nanogen.com). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to: Investor Relations at 858-410-4600 or via email to: info@nanogen.com.

Nanogen, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Nanogen in connection with the proposed Business Combination. Information about the directors and executive officers of Nanogen and their ownership of Nanogen common stock is set forth in the proxy statement, dated May 13, 2008, for Nanogen’s annual meeting of stockholders, as filed with the SEC on a Schedule 14, and in Nanogen’s annual report on Form 10-K, as amended on Form 10-K/A, filed with the SEC on March 31, 2008 and April 29, 2008, respectively. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed Business Combination may be obtained by reading the proxy statement /prospectus regarding the proposed Business Combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: January 21, 2009	By:	/s/ Nicholas Venuto
	Name:	Nicholas Venuto
	Title:	Chief Financial Officer